SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        THE MERIDIAN RESOURCE CORPORATION
                (Name of Registrant as Specified in its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

                  N/A

     2) Aggregate number of securities to which transaction applies:

                  N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  N/A

     4) Proposed maximum aggregate value of transaction:

                  N/A

     5) Total fee paid:

                  N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

                  N/A

     2) Form, Schedule or Registration Statement No.:

                  N/A

     3) Filing Party:

                  N/A

     4) Date Filed:

                  N/A

                        THE MERIDIAN RESOURCE CORPORATION
                       15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079

                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF THE MERIDIAN RESOURCE CORPORATION:

         The 1998 Annual Meeting of Shareholders of The Meridian Resource Corporation (the "Company") will be held on August 28, 1998, at 10:00 a.m. Houston time, at The West Lake Club, 510 West Lake Park Boulevard, Houston, Texas, for the following purposes:

                  1. To elect three persons to serve as Class II Directors on the Company's Board of Directors, to hold office until the 2001 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified; and

                  2. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on July 2, 1998, as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 1998 Annual Meeting of Shareholders and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

         Each shareholder of the Company has previously received a copy of the Company's 1997 Annual Report to Shareholders (the "Annual Report") or is receiving a copy of the Annual Report contemporaneously herewith. In the event a shareholder did not receive a copy of the Annual Report, such shareholder should contact Ms. Natalie Aiman at the Company at (281) 558-8080 and the Company will send a copy of the Annual Report to such shareholder free of charge.

                                       By Order of the Board of Directors



                                       Joseph A. Reeves, Jr.
                                       Chairman of the Board and
                                        Chief Executive Officer

July 31, 1998

                        THE MERIDIAN RESOURCE CORPORATION
                       15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079


                               ------------------

                                 PROXY STATEMENT

                               ------------------


                               GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by order of the Board of Directors of The Meridian Resource Corporation (the "Company") to be voted at the 1998 Annual Meeting of Shareholders (the "Meeting"), to be held at the time and place and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the form of Proxy are being mailed to shareholders on or about August 3, 1998.

         The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies also may be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

         All duly executed proxies received prior to the Meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) "for" the election as director of the nominees listed herein and
(ii) in the discretion of such persons, in connection with any other business that may properly come before the Meeting. A Shareholder who has executed and returned a proxy may revoke it at any time prior to the exercise thereof by written notice to the Secretary of the Company at the above address of the Company or by the execution and delivery of a later dated proxy, or by attending the Meeting and voting in person.

         As of the close of business on July 2, 1998, the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding and entitled to vote 45,674,661 shares of Common Stock, $.01 par value ("Common Stock"), entitled to one vote per share and 3,982,906 shares of Preferred Stock, $1.00 par value ("Preferred Stock" and, together with the Common Stock, "Voting Stock"), entitled to one vote per share. The outstanding shares of Common Stock and Preferred Stock are the only shares of capital stock of the Company entitled to vote.

         The holders of a majority of the outstanding shares of Voting Stock as of the record date, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting as to any matter for which all of the Voting Stock is entitled to vote. The Certificate of Designation for the Preferred Stock, which was filed with the Secretary of State of the State of Texas on June 30, 1998 (the "Certificate of Designation"), provides that, until the earlier of (i) the termination of the Stock Rights and Restrictions Agreement (defined below) and (ii) Shell Louisiana Onshore Properties Inc. ("SLOPI") and its Affiliates owning less than 21% of the outstanding Common Stock, the Preferred Stock is entitled to vote with the Common Stock on all matters for which a vote of the holders of Common Stock is taken, including the matters to be voted on at the Meeting. The Certificate of Designation further provides that the Preferred Stock is entitled to elect that number of directors (each a "Preferred Director") that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors following such election multiplied by 20%, and also provides that the Preferred Stock is entitled to a class vote on (i) the authorization, creation or issuance, or any increase in the authorized shares, of a class of capital stock that is senior to or on parity with the Preferred Stock and (ii) the amendment, modification, alteration or repeal of any of the provisions of the Certificate of Designation.

         Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter.

         A nominee for director receiving a plurality of votes cast at the Meeting and entitled to be cast for such nominee will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

         As of the record date, SLOPI, a subsidiary of Shell Oil Company ("Shell"), owned 12,082,030 shares of Common Stock and all of the outstanding Preferred Stock (collectively, the "Shell Shares"), which represented approximately 32.4% of the outstanding Voting Stock as of the record date. Pursuant to the terms and conditions of a Stock Rights and Restrictions Agreement dated June 30, 1998 (the "Stock Rights and Restrictions Agreement"), between SLOPI and the Company, except in the event of certain extraordinary circumstances, SLOPI is required to vote any Shell Shares that are in excess of 23% of the outstanding Voting Shares (the "Excess Shares") pro rata with the votes of all Voting Shares, other than the Excess Shares, that are actually voted for, against or abstain from voting on any matter for which all Voting Shares are entitled to vote. Based upon the number of Voting Shares outstanding on the record date, with respect to the election of Class II Directors, SLOPI will have discretionary voting rights with respect to 11,421,240 Voting Shares, and will be required to vote 3,322,116 Voting Shares pro rata with all other Voting Shares, other than the Excess Shares, that are actually voted for, against or abstain from voting with respect to the election of Class II Directors; however, in the event the average of the last sales price of the Common Stock reported on the New York Stock Exchange, Inc. (the "NYSE") for the 30 trading days immediately preceding the date of the Meeting is below $5.50 per share on the date of the Meeting, SLOPI will have discretionary voting rights on the election of Class II directors with respect to all of the Shell Shares. See "Certain Relationships and Related Transactions--Shell Transaction--Stock Rights and Restrictions Agreement--Voting Rights".

         As the holder of all of the issued and outstanding Preferred Stock and pursuant to the terms of the Certificate of Designation, SLOPI currently is entitled to elect one director to the Company's Board of Directors at the Meeting. As of the date of this Proxy Statement, however, SLOPI has not yet exercised its right to nominate such Preferred Director and such seat will remain unfilled until SLOPI elects such director at the Meeting or thereafter.

                         ELECTION OF CLASS II DIRECTORS

         Three directors will be elected by the holders of the Common Stock and Preferred Stock at the Meeting to serve as the Class II Directors of the Company's Board of Directors until the 2001 Annual Meeting of Shareholders or until such person's successor shall be duly elected. The Board of Directors recommends the election of E. L. Henry, Joe E. Kares and Gary A. Messersmith as the Class II Directors. Messrs. Henry, Kares and Messersmith are currently directors of the Company. Unless contrary instructions are set forth in the proxies, it is intended that each person executing a proxy will vote all shares represented by such proxy for the election as director of each of Messrs. Henry, Kares and Messersmith. Should any of Messrs. Henry, Kares or Messersmith become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that any of Messrs. Henry, Kares or Messersmith will be unable or unwilling to serve if elected.

         There are currently three Class II directorships up for election. With respect to this Proposal, proxies cannot be voted for other than such directorships.

                                    DIRECTORS

         The Company's Bylaws provide that the Board of Directors (other than the Preferred Directors) shall be classified into three classes: Class I, Class II and Class III Directors. In addition, pursuant to the terms and conditions of the Certificate of Designation, the holders of the Preferred Stock are entitled to elect that number of Preferred Directors that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors of the Company following such election multiplied by 20%. As the holder of all of the issued and outstanding Preferred Stock and pursuant to the terms of the Certificate of Designation, SLOPI currently is entitled to elect one director to the Company's Board of Directors at the Meeting. As of the date of this Proxy Statement, however, SLOPI has not yet exercised its right to nominate such Preferred Director and such seat will remain unfilled until SLOPI elects such director at the Meeting or thereafter.

         Set forth below is certain information concerning the current directors of the Company, including the nominees for election as Class II Director, with each person's business experience for at least the past five years.


                                                  PRESENT
                                                 POSITIONS                                        EXPIRATION
                                                 WITH THE                   DIRECTOR              OF PRESENT
        NAME                   AGE                COMPANY                    SINCE                   TERM
        ----                   ---               ---------                  --------              ----------
Joseph A. Reeves, Jr.           51          Class III Director,               1990                   1999
                                              Chairman of the
                                              Board and Chief
                                             Executive Officer

  Michael J. Mayell             51        Class III Director and              1990                   1999
                                                 President

    James T. Bond               73           Class I Director                 1997                   2000

     E. L. Henry                62           Class II Director                1998                   1998

    Joe E. Kares                54           Class II Director                1990                   1998

 Gary A. Messersmith            49           Class II Director                1997                   1998

   Jack A. Prizzi               63           Class I Director                 1993                   2000

----------

         Joseph A. Reeves, Jr. is Chairman of the Board and Chief Executive Officer of the Company. Prior to assuming his positions with the Company, Mr. Reeves held similar positions with the Company's predecessor, Texas Meridian Resources, Ltd. ("TMR"), from 1988 until 1990.

         Michael J. Mayell is President of the Company. Prior to assuming such position with the Company, Mr. Mayell held a similar position with TMR from 1988 to 1990.

         James T. Bond is General Manager of H.L. Hawkins, Jr. Oil and Gas located in Houston and New Orleans, Louisiana. He has been associated with such company for fifty years.

         E. L. Henry has been a partner with the law firm of Adams and Reese L.L.P. in Baton Rouge, Louisiana since 1987. Mr. Henry was formerly Commissioner of the Division of Administration for the State of Louisiana from 1980 through 1984, a member of the Louisiana House of Representatives from 1968 through 1980 and Speaker of the Louisiana House of Representatives from 1972 through 1980.

         Joe E. Kares has been a partner with the public accounting firm of Kares & Cihlar in Houston, Texas since 1980.

         Gary A. Messersmith has been a partner with the law firm of Fouts & Moore, L.L.P. in Houston, Texas since 1982.

         Jack A. Prizzi has served as Managing Director of Jack A. Prizzi and Co., an investment and financial advisory firm in New York, New York, since December 1988.

MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors held four meetings during the year ended December 31, 1997. In 1997, each director attended at least 75% of the total combined number of meetings held by the Board and by the committees on which each director served.

      The Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation Committee, a Directors' Stock Plan Administration Committee and an Employee Compensation Committee. The Company does not have a nominating or other similar committee.

      The Executive Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. Twelve meetings of the Executive Committee were held in 1997.

      The Audit Committee is currently comprised of Mr. Kares and is charged with the duties of recommending the appointment of the independent certified public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent auditors, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. Five Audit Committee meetings were held in 1997. Pursuant to the terms and conditions of the Certificate of Designation, at least one Preferred Director shall be a member of the Audit Committee; therefore, it is expected that such Preferred Director will be appointed to the Audit Committee immediately following his or her appointment to the Board of Directors by the holders of the Preferred Stock.

      The Executive Compensation Committee (the "Executive Compensation Committee") is currently comprised of Messrs. Kares and Prizzi, both of whom are non-employee directors of the Company. The Executive Compensation Committee is responsible for determining the cash compensation to be paid to each of Messrs. Reeves and Mayell. No Executive Compensation Committee meetings were held in 1997.

      The Directors' Stock Plan Administration Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for administering the Company's Non-Employee Director Stock Option Plan. No Directors' Stock Plan Administration Committee meetings were held in 1997.

      The Employee Compensation Committee is currently comprised of Messrs. Reeves and Mayell, the Chief Executive Officer and President, respectively, of the Company. The Employee Compensation Committee sets the salaries of all employees, including the elected officers and other senior executives, other than their own salaries (which are set by the Executive Compensation Committee), and grants bonuses to such elected officers and other senior executives. No Employee Compensation Committee meetings were held in 1997.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL POLICY

      The Company's executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for successfully performing their duties and improving shareholder value. Compensation and incentives are provided through the combination of cash salaries and bonuses, stock option and other stock-based awards, and grants of working and net profit interests in the Company's drilling prospects. The Company's overall compensation package is intended to provide the Company's executive officers with above average compensation for above average results and performance, with an emphasis on compensation that rewards the executive for actions that have demonstrably benefitted the long-term interests of the Company. Decisions with respect to compensation for any particular executive officer are based on a number of factors, including the individual's performance and contribution to the future growth of the Company, the financial and operational results of the Company and industry and market conditions.

      Decisions with respect to the cash compensation of the Company's executive officers are made in a bifurcated manner. The Employee Compensation Committee of the Board of Directors, which is comprised of Messrs. Reeves and Mayell, the Chief Executive Officer and President, respectively, of the Company, sets the salaries of all employees (other than themselves), including elected officers and other senior executives, and grants cash bonuses to such elected officers and other senior executives within guidelines established by the Executive Compensation Committee. Cash compensation decisions with respect to Messrs. Reeves and Mayell are made by the Executive Compensation Committee and decisions with respect to the granting of stock-based awards and the payment of other non-cash compensation for all of the Company's executive officers, including Messrs. Reeves and Mayell, are made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to him. The members of the Executive Compensation Committee also review and may modify, if appropriate, the decisions of the Employee Compensation Committee.

      The components of the Company's executive compensation program are more specifically summarized below.

      Base Salary.

      The base salaries of the Company's executive officers are determined based on their positions with the Company, their talents and experience and competitive market factors, including the desire by the Company to attract and retain executives with expertise and proven success in 3-D seismic exploration. In reviewing the base salaries of the Company's executive officers, the Company considers data from published reports regarding compensation of executive officers at other independent oil and gas companies, which may or may not include companies represented in the peer group used in completing the Company's performance graph. These reports are used as a check on the general competitiveness of the Company's salaries and not as a means to mathematically establish salaries within specified percentiles of salary ranges. During 1997, base salary increases were made for each of the Company's executive officers based on competitive industry measures and increases in the consumer price index applicable to Houston, Texas. Pursuant to deferred compensation arrangements described below, both Messrs. Reeves and Mayell elected to receive substantially all of their salaries in the form of rights to restricted stock in lieu of cash payments.

      Bonus Compensation.

      Bonus compensation is provided to the Company's executive officers from time to time based on the financial results of the Company and various subjective factors, including the executive's contribution to the Company's success in finding reserves and acquiring prospects, identifying and obtaining sources of capital for the Company and increasing shareholder value. With respect to the compensation of Messrs. Reeves and Mayell, bonus compensation is intended to constitute a material portion of their annual cash compensation such that a significant portion of their annual compensation is directly related to performance. Each of Messrs. Reeves and Mayell received cash bonuses for 1997 of $344,920. In awarding these cash bonuses, the Executive Compensation Committee considered the significant contributions that each such executive officer made to both the operations and finances of the Company during 1997, primarily in connection with their work in connection with their leadership in furthering recognition of the Company as a leader in 3-D seismic exploration and various important prospect and seismic lease option acquisitions made in 1997 that are expected to benefit the Company in 1998 and beyond.

      Net Profit Interests.

      The Company has adopted a program under which net profit interests are granted to its executive officers and other key employees in prospects and wells in which the Company is pursuing and drilling. In general, the net profit interests granted to an individual or group of individuals range from 0.25% to 3.00% of any well and are subject to proportional reduction to the Company's interests, and in certain cases payments pursuant to such net profits interests will be made partially in Common Stock, at the election of the Company. Such grants generally are intended to provide long-term incentive for the executive officer or employee by aligning his or her interests with those of the Company in its drilling efforts. Generally, such grants are not subject to vesting, the continued employment of the individual with the Company or other conditions. The Company did not grant any net profit interests in 1997. See "Certain Relationships and Related Transactions--Participation Interests".

LONG-TERM INCENTIVE COMPENSATION

      The Board of Directors believes that long-term incentive compensation is an important component of the Company's compensation program and that the value of long-term incentive compensation should be directly related to increases in shareholder value. Thus, as part of total compensation, the Company provides long-term incentive compensation to its executive officers through stock options under the Company's stock option plans.

      Under the Company's 1995 Long-Term Incentive Plan (the "1995 Plan") and 1997 Long-Term Incentive Plan (the "1997 Plan" and with the 1995 Plan, the "Incentive Plans"), the Board of Directors has the authority to grant to the Company's executive officers and key employees options to purchase shares of Common Stock for terms of up to ten years, with vesting conditions established by the Board of Directors, and other forms of stock-based compensation including restricted stock. Awards under the Incentive Plans are intended to provide incentives to the participants to increase shareholder value by providing benefits that are directly related to the market value of the Common Stock. The Board of Directors believes that stock-based compensation provides a desirable form of incentive to the Company's executive officers in that stock-based compensation received by an executive officer generally will be of no value to the officer unless the value of the Common Stock increases.

      Decisions as to whether to grant stock-based compensation and other awards to an executive officer are made by the Board of Directors (with each of Messrs. Mayell and Reeves abstaining with respect to matters pertaining to him) in light of existing circumstances, including the executive officer's contributions to the Company over the prior year and the expected contributions by the executive officer in the future. If a stock option or other stock-based award is granted to an executive officer, the number of shares of Common Stock subject to the granted option or award will be based on, among other things, the level of responsibility of the executive officer and the anticipated contribution of the officer to the future growth of the Company. The Board of Directors also considers the amount and terms of the options and other stock-based benefits held by the executive officers.

      During 1996, the Company, in lieu of cash compensation, granted to Messrs. Reeves and Mayell rights to Common Stock pursuant to the 1995 Plan. Under such grants, each of Messrs. Reeves and Mayell elected to utilize $180,000 and $400,000 of his compensation for 1996 and 1997, respectively, to acquire rights to Common Stock. In consideration of payment of compensation through rights to Common Stock in lieu of cash consideration, the Company also granted to each of these officers a 100% matching deferral that is subject to a one-year vesting. Under the terms of the grants, the employee and matching deferrals are allocated to a Common Stock account in which Common Stock rights are credited to the accounts of the officer based on the number of shares that could be purchased at the market price of the Common Stock at June 28, 1996, for the deferrals of 1996, and at December 31, 1996, for the deferrals of 1997. At December 31, 1997, 87,059 rights (including the Company's matching obligation) had been granted to each of Messrs. Reeves and Mayell and an aggregate of 75,882 shares is reserved for issuance pursuant to such program for any salary deferrals (and matching grants) made in 1998 or beyond. No actual shares of Common Stock are issued, and the officer has no rights with respect to any shares unless and until there is a distribution. Distributions are to be made upon the death, retirement or termination of employment of the officer. The obligations of the Company with respect to this deferred compensation are unsecured obligations of the Company. The Board of Directors believes that the granting of these Common Stock rights in lieu of cash compensation enhances the Company's financial liquidity while further aligning Messrs. Reeves' and Mayell's interests with those of the Company's shareholders.

      During 1997, the Board of Directors of the Company adopted the 1997 Plan, which was approved by the Company's shareholders at the 1997 Annual Meeting of Shareholders. The 1997 Plan supplemented the 1995 Plan and allows the Board of Directors to make grants of stock options, restricted stock and performance awards as the Board of Directors deems appropriate. During 1997, options to purchase 257,926 shares of Common Stock were granted by the Company pursuant to the 1997 Plan to its executive officers and employees, including options to purchase 50,000 shares of Common Stock granted to each of Messrs. Reeves and Mayell.

RECENT TAX LEGISLATION

      Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executive officers. Excluded from the limitation is compensation that is "performance based". Excluded compensation must meet certain criteria, including being based upon predetermined objective standards approved by the Company's shareholders. Awards under the Incentive Plans as well as bonus and salary compensation awarded to the Company's executive officers do not currently satisfy the requirements of
Section 162(m); however, since the Company currently does not expect to be paying federal income taxes in the near future, the Board of Directors and Executive Compensation Committee do not believe that such non-deductibility will have a material effect on the Company. The Board of Directors and Executive Compensation Committee intend to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by them in the future.

                              Joseph A. Reeves, Jr.
                                Michael J. Mayell
                                  James T. Bond
                                  Joe E. Kares*
                               Gary A. Messersmith
                                 Jack A. Prizzi*

* Executive Compensation Committee member.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

      As disclosed above, certain components of the compensation of the executive officers of the Company, other than Messrs. Reeves and Mayell, are determined by the Employee Compensation Committee of the Board of Directors of the Company, which is comprised of Messrs. Reeves and Mayell. The decisions of the Employee Compensation Committee, however, are subject to review and modification by the Executive Compensation Committee and the full Board of Directors of the Company. Stock-based and other non-cash compensation decisions with respect to the Company's executive officers are made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to him. For a discussion of certain transactions between the Company and members of the Board of Directors, see "Certain Relationships and Related Party Transactions".


                                  COMPENSATION

EXECUTIVE COMPENSATION

      The following tables contain compensation data for the executive officers serving at the end of 1997 whose 1997 salary and annual bonus compensation exceeded $100,000, and two other individuals who would otherwise have been included in this table but for the fact that such individuals were not serving as executive officers of the Company at the end of 1997 (collectively, the "Named Executive Officers").



                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                            Annual Compensation                           Compensation
                                ------------------------------------------------    -------------------------
                                                                    Other           Restricted     Securities
       Name and                                                    Annual              Stock       Underlying         All Other
  Principal Position    Year    Salary($)(1)    Bonus($)(1)   Compensation($)(2)    Award($)(1)    Options(#)    Compensation($)(4)
  ------------------    ----    ------------    -----------   ------------------    -----------    ----------    ------------------
Joseph A. Reeves, Jr.   1997      $ 37,454        $344,920           --               $800,000       50,000            $ 9,575
  CEO                   1996       202,973         373,244           --                455,004       50,000              6,953
                        1995       315,124         341,864           --                  --          35,000(3)          10,850

Michael J. Mayell       1997        37,454         344,920           --                800,000       50,000              9,575
  President             1996       202,973         373,244           --                455,004       50,000              6,953
                        1995       315,124         341,864           --                  --          35,000(3)          10,850

Lloyd V. DeLano         1997       127,950          12,083           --                  --           7,500              8,677
Vice President and      1996       112,794          10,000           --                  --           5,000              6,123
Chief Accounting        1995       104,355           8,667           --                  --          15,000              8,357
Officer
Ronald T. Ivy           1997       127,949          12,083           --                  --           7,500              8,677
VP Production--TMRX     1996       115,485          10,000           --                  --          10,000              6,205
                        1995        40,107          19,000          8,522                --          20,000                 --

Michael R. Stamatedes   1997       127,841          12,083           --                  --           7,500              8,677
VP Geophysics--TMRX     1996       115,383          10,000           --                  --           7,500              6,202
                        1995        77,331           8,333         25,566                --          20,000              5,833

--------------

(1) Salary and bonus compensation excludes amounts deferred by Messrs. Reeves and Mayell pursuant to the 1995 Plan, which have been reported in the Restricted Stock Award column. The Restricted Stock Award column also includes the matching deferrals awarded by the Company pursuant to such plan. In July 1996, the Company granted to Messrs. Reeves and Mayell rights to Common Stock in lieu of cash compensation pursuant to the 1995 Plan. The issuance of such shares are not guaranteed, and are unsecured obligations of the Company. The purpose of such grants was to provide retirement benefits to these executive officers and to enhance the Company's financial liquidity. Under such grants, Messrs. Reeves and Mayell each elected in July 1996 to defer $180,000 and $400,000 of his compensation for 1996 and 1997, respectively. The Company also granted to each officer an equal matching deferral, which is subject to a one-year vesting. Under the terms of the grants, the employee and matching deferrals are allocated to a Common Stock account in which rights are credited to the accounts of the officer based on the number of shares that could be purchased at the market price of the Common Stock at June 28, 1996 ($9.00 per share), for the deferrals of 1996, and at December 31, 1996 ($17.00 per share), for the deferrals of 1997. During 1996, rights to 40,000 shares (including the amount of matching deferrals) of restricted stock were granted to each of Mr. Reeves and Mayell, having a fair market value on December 31, 1996 of $680,000, and during 1997, rights to 47,059 shares (including the amount of matching deferrals) of restricted stock were granted to each of Mr. Reeves and Mayell, having a fair market value on December 31, 1997 of $450,002. The total value of all restricted stock grants under these arrangements as of December 31, 1997 and July 27, 1998 for each officer was $832,502 and $687,500, respectively. No actual shares of Common Stock are issued and the officer has no rights with respect to any shares unless and until there is a distribution. Distributions are to be made upon the death, retirement or termination of employment of the officer. An amount equal to the dividends, if any, that would otherwise been paid with respect to such shares had they actually been issued will be credited to the respective Common Stock accounts as well.

(2) Represents net profit interests aggregating 1% granted to each employee in various prospects. Although such grants were intended to provide long-term incentive for the employee by aligning his or her interests with those of the Company in its drilling efforts, such grants are not subject to vesting, the continued employment of the individual with the Company or other conditions. Accordingly, such grants are considered part of the Company's annual compensation package and not compensation under a long-term incentive plan. Each grant of a net profits interest has been valued based on a third party appraisal of the interest granted. All amounts reflected in this column are attributable to such grants.

(3) Excludes 714,000 shares of Common Stock issuable to each of Messrs. Reeves and Mayell with respect to warrants (the "Executive Officer Warrants") received by them in connection with the Company's 1988 restructuring and acquisition of Walker Energy Partners, which were amended in 1994 with approval of shareholders to make various changes to more closely align the terms of the warrants with the continued employment of the officers with the Company.

(4)  Company contributions to its 401(k) plan.

      The following table sets forth those options granted to the Named Executive Officers during 1997:

                          OPTION GRANTS IN FISCAL 1997


                                                  Individual Grants
                           ---------------------------------------------------------
                                               % of Total                             Potential Realizable Value at Assumed
                              Number of          Options                                   Annual Rates of Stock Price
                                Shares         Granted to    Exercise                      Appreciation for Option Term
                              Underlying      Employees in     Price      Expiration  -------------------------------------
      Name                 Options Granted    Fiscal Year   ($/share)        Date          5% ($)                10% ($)
      ----                 ---------------    -----------   ---------     ----------  --------------         --------------
Joseph A. Reeves, Jr.          50,000             19.4%     $ 11.125       4/30/07       $349,823               $886,519

Michael J. Mayell              50,000             19.4        11.125       4/30/07        349,823                886,519

Lloyd V. DeLano                7,500               2.9        11.125       4/30/07         52,473                132,978

Ronald T. Ivy                  7,500               2.9        11.125       4/30/07         52,473                132,978

Michael R. Stamatedes          7,500               2.9        11.125       4/30/07         52,473                132,978

--------------

      The following table summarizes the number and value of options exercised by the Named Executive Officers during 1997, as well as the number and value of unexercised options owned by the Named Executive Officers as of December 31, 1997.


                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1997
                       AND DECEMBER 31, 1997 OPTION VALUE


                                                                          Number of              Value of Unexercised
                                                                         Unexercised                 In-the-Money
                                                                          Options at                  Options at
                                   Shares                                December 31,                December 31,
                                  Acquired           Value                 1997(#)                      1997($)
                                     on             Realized             Exercisable/                Exercisable/
           Name                 Exercise(#)           ($)             Unexercisable (1)              Unexercisable
--------------------------     --------------     ------------     ------------------------     -----------------------
Joseph A. Reeves, Jr. (2)           --                --               212,250 / 78,750           $395,313 / $14,063

Michael J. Mayell (2)               --                --               212,250 / 78,750            395,313 / 14,063

Lloyd V. DeLano                     --                --                42,500 / 22,500             55,938 / 2,813

Ronald T. Ivy                       --                --                14,375 / 23,125              2,813 / 2,813

Michael R. Stamatedes               --                --                13,125 / 21,875              2,109 / 2,109

--------------

(1) Includes 10,000 unexercised options that were forfeited in 1998 by each of the individuals named in the table.

(2) Excludes (i) the warrants (the "General Partner Warrants") granted to each of Messrs. Reeves and Mayell in October 1990 in connection with the Company's formation and (ii) the Executive Officer Warrants. The value of these warrants at December 31, 1997, based on the difference between the market price of the Common Stock at December 31, 1997 and the exercise price of the respective warrants was $5,793,687 for each of Messrs. Reeves and Mayell.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company receive an annual retainer, payable in quarterly installments, of $20,000. Non-employee directors also are reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

         The Company has a Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") pursuant to which options to purchase up to 270,000 shares of Common Stock may be granted. Under the Director Stock Option Plan, each non-employee director (other than a Preferred Director) is granted, on the date of his appointment, election, reappointment or re-election as a member of the Board of Directors, an option ("Director Option") to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Preferred Directors are granted options to purchase 15,000 shares of Common Stock upon initial appointment and upon such director's third successive re-election. The duration of each Director Option is five years from the date of grant, and each Director Option may be exercised in whole or in part at any time after the date of grant; provided, however, that the option vests with respect to 25% of the shares of Common Stock covered by such Director Option one year after the date of grant, with respect to an additional 25% of such shares of Common Stock two years after the date of grant, and with respect to the remaining shares of Common Stock three years after the date of grant. There are currently outstanding options to acquire 170,000 shares under the Director Stock Option Plan with a weighted average exercise price of $12.11 per share.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement ("Employment Agreement") with each of Messrs. Reeves and Mayell. Each Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. Each Employment Agreement provides for compensation in a minimum amount of $289,800 per annum, to be reviewed at least annually for possible increases, and annual bonuses and other perquisites in accordance with Company policy. In the event either of Messrs. Reeves or Mayell terminates his employment for "Good Reason" (as defined below), or is terminated by the Company for other than "Good Cause" (as defined below), such individual would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Employment Agreement, (ii) an amount equal to the last annual bonus paid to him, (iii) two times the sum of his annual base salary and last annual bonus paid to him, (iv) all compensation previously deferred and any accrued interest thereon, (v) a lump-sum retirement benefit equal to the actuarial equivalent of the benefits lost by virtue of the early termination of the employee and (vi) continuation of benefits under the Company's benefit plans. In the event either of Messrs. Reeves or Mayell dies or is terminated by the Company for Good Cause, such individual or such individual's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination, including a prorated annual bonus and any compensation previously deferred. Each of

Messrs. Reeves and Mayell also is entitled under his Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control.

         The term "Good Reason" is defined in each Employment Agreement, with respect to each of Messrs. Reeves and Mayell, generally to mean (i) a change in the nature or scope of the duties or responsibilities of such individual, unless remedied by the Company; (ii) any failure by the Company to pay any form of compensation stated in each Employment Agreement, unless remedied by the Company; (iii) requiring such individual to be based at any office or location 30 miles or more from the current location of the Company, other than travel reasonably required in the performance of such individual's responsibilities;
(iv) any purported termination by the Company of such individual's employment other than due to death or for Good Cause; or (v) any failure of the Company to require a successor of the Company to assume the terms of the Employment Agreement. The term "Good Cause" is defined in each Employment Agreement, with respect to each of Messrs. Reeves and Mayell, generally to mean (i) such individual has been convicted of a felony and such conviction is no longer subject to direct appeal, (ii) such individual has been adjudicated to be mentally incompetent so as to affect his ability to serve the Company and such adjudication is no longer subject to direct appeal, or (iii) such individual has been found guilty of fraud or willful misfeasance so as to materially damage the Company and such finding is no longer subject to direct appeal.

EXECUTIVE OFFICERS

         The following table provides information with respect to the executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or his or her earlier removal or resignation from office.


                                                                                   YEAR FIRST
                                                                                     ELECTED
      NAME OF OFFICER              POSITION WITH THE COMPANY            AGE        AS OFFICER
      ---------------              -------------------------            ---        ----------
Joseph A. Reeves, Jr.                Chairman of the Board              51            1990
                                  and Chief Executive Officer

Michael J. Mayell                   Director and President              51            1990

P. Richard Gessinger               Executive Vice President             50            1997

Kevin McMichael                    Executive Vice President             42            1997

Lloyd V. DeLano                       Vice President and                47            1993
                                    Director of Accounting

--------------

         For additional information regarding Messrs. Reeves and Mayell, see "Directors" above.

         P. Richard Gessinger joined the Company as Executive Vice President in 1997. Prior to assuming such position with the Company, Mr. Gessinger gained an extensive background in energy finance over the past 24 years as a commercial banker, investment banker and entrepreneur for such firms as Rauscher Pierce Refsnes, Inc., Bear Stearns & Co. Inc., Citicorp Investment Bank and Manufacturers Hanover Trust Company.

         Kevin McMichael joined the Company as Executive Vice President and Chief Operating Officer in 1997. Prior to joining the Company, Mr. McMichael was Vice President and General Manager of Domestic Exploration for Louisiana Land & Exploration, Inc. In this capacity, he was responsible for the Company's onshore and offshore 3-D-based exploration program as well as its entry into the deep water Gulf of Mexico.

         Lloyd V. DeLano joined the Company in January 1992 performing contract work and became an employee of the Company in October 1992. Mr. DeLano was named Vice President - Director of Accounting of The Meridian Resource & Exploration Company (a wholly-owned subsidiary of the Company) in April 1993 and in June 1996 was named Vice President of the Company. Mr. DeLano is a Certified Public Accountant with 24 years of oil and natural gas experience.

         Other than Mr. Bond, who is Mr. Mayell's father-in-law, there are no family relationships among the officers and directors of the Company.

                             STOCK PERFORMANCE GRAPH

         The following performance graph compares the performance of the Common Stock to the New York Stock Exchange Market Index and a Peer Group Index (described below) from January 1, 1993 through December 31, 1997. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1992, and that all dividends were reinvested. In prior years, the Company compared the performance of the Common Stock to the American Stock Exchange Market Index and the American Stock Exchange Natural Resources Industry Index (the "ANRI"), each of which ceased to exist or was reformulated during 1997. Therefore, the Company has elected to compare the performance of the Common Stock to the New York Stock Exchange Market Index and a Peer Group Index comprised of companies that formerly were part of the ANRI.


                                     [GRAPH]


December 31,               1992      1993      1994     1995      1996    1997
                           ----      ----      ----     ----      ----    ----
The Company                 100       169       200      279       351     196

NYSE Market Index           100       114       111      144       174     229

Peer Group Index            100       121       113      147       186     188

Assumes: $100 invested on December 1, 1992 all, dividends reinvested and fiscal year ending December 31. The Company's Peer Group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Chesapeake Energy Corporation, Consolidated Natural Gas Company, EEX Corporation, Enron Corp., Noble Affiliates, Inc., Oryx Energy Company, Pogo Producing Company, Questar Corporation, Seagull Energy Corporation, SONAT Inc., Union Pacific Resources Group Inc. and The Williams Company Inc.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of July 15, 1998, with respect to the beneficial ownership of Common Stock by (a) each director, (b) each Named Executive Officer, (c) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (d) all executive officers and directors of the Company as a group.


                                                                 NUMBER OF
                                                                  SHARES
                                                               BENEFICIALLY
                        NAME                                     OWNED (1)        PERCENT
-----------------------------------------------------          ------------       -------
Joseph A. Reeves, Jr. (2)............................            1,812,027          3.8%

Michael J. Mayell (3)................................            1,715,899          3.6

P. Richard Gessinger (4).............................               29,500           *

Kevin McMichael (5)..................................               25,500           *

Lloyd V. DeLano (6)..................................               57,168           *

James T. Bond (7)....................................               18,500           *

E. L. Henry..........................................                   --

Joe E. Kares (8).....................................               36,250           *

Gary A. Messersmith (9)..............................                7,700           *

Jack A. Prizzi (10)..................................               46,250           *

Ronald T. Ivy (11)...................................               27,500           *

Michael R. Stamatedes (12)...........................               25,500           *

All executive officers and directors as a group
(9 persons) (2), (3), (4), (5), (6), (7), (8), (9),
(10).................................................            3,748,794          7.7

SLOPI (13)...........................................           24,919,458         42.6

Mellon Bank Corporation (14).........................            2,815,603          6.1

Phemus Corporation (15)..............................            2,785,860          6.1

----------

*    Less than one percent.

(1) Shares of Common Stock which are not outstanding but that can be acquired by a person upon exercise of an option or warrant within 60 days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.

(2) Includes 464,007 shares, 714,000 shares and 281,000 shares of Common Stock that Mr. Reeves has the right to acquire upon the exercise of the General Partner Warrants, Executive Officer Warrants, and stock options under the Company's stock option plans, respectively.

(3) Includes 464,007 shares, 714,000 shares and 281,000 shares of Common Stock that Mr. Mayell has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, and stock options under the Company's stock option plans, respectively.

(4) Includes 25,000 shares of Common Stock that Mr. Gessinger has the right to acquire upon the exercise of stock options.

(5) Includes 25,000 shares of Common Stock that Mr. McMichael has the right to acquire upon the exercise of stock options.

(6) Includes 55,000 shares of Common Stock that Mr. DeLano has the right to acquire upon the exercise of stock options.

(7) Includes 7,500 shares of Common Stock that Mr. Bond has the right to acquire upon the exercise of stock options.

(8) Includes 36,250 shares of Common Stock that Mr. Kares has the right to acquire upon the exercise of stock options.

(9) Includes 7,500 shares of Common Stock that Mr. Messersmith has the right to acquire upon the exercise of stock options.

(10) Includes 43,750 shares of Common Stock that Mr. Prizzi has the right to acquire upon the exercise of stock options.

(11) Includes 27,500 shares of Common Stock that Mr. Ivy has the right to acquire upon the exercise of stock options.

(12) Includes 25,000 shares of Common Stock that Mr. Stamatedes has the right to acquire upon exercise of stock options.

(13) SLOPI's address is P.O. Box 7986, Newark, Delaware. Includes 12,082,030 shares of Common Stock as well as 12,837,428 shares of Common Stock issuable upon conversion of the Preferred Stock. Assuming the exercise of all outstanding options and warrants to purchase Common Stock and conversion of the Preferred Stock, SLOPI would beneficially own 39.9% of the outstanding Common Stock.

(14) The business address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

(15) The business address of Phemus Corporation is 600 Atlantic Avenue, Boston, Massachusetts 02210-2203. Includes 20,000 shares issued pursuant to the exercise of stock options exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHELL TRANSACTION

         On June 30, 1998, the Company acquired substantially all of Shell's and its affiliates' onshore oil and gas property interests located in south Louisiana pursuant to the Shell Transactions (as defined below). The Shell Transactions were consummated pursuant to a merger (the "LOPI Transaction") between a wholly-owned subsidiary of the Company and Louisiana Onshore Properties Inc. ("LOPI"), an indirect wholly-owned subsidiary of Shell, and a separate cash purchase of oil and gas properties (the "SWEPI Acquisition" and, with the LOPI Transaction, the "Shell Transactions") from Shell Western E&P Inc., an indirect subsidiary of Shell ("SWEPI"). The LOPI Transaction was consummated pursuant to the terms and conditions of an Agreement and Plan of Merger dated March 27, 1998 (the "LOPI Agreement"), between the Company, a wholly-owned subsidiary of the Company, LOPI and SLOPI. Pursuant to the terms of the LOPI Agreement, upon consummation of the merger, the Company issued to SLOPI 12,082,030 shares of Common Stock and 3,982,906 shares of Preferred Stock. Such shares of Preferred Stick are convertible into a total of 12,837,428 shares of Common Stock. In light of the large ownership position that was issued to SLOPI in the LOPI Transaction and in recognition of both the Company's and SLOPI's desire that the Company function as an independent oil and gas company, SLOPI and the Company entered into certain arrangements that define and limit SLOPI's and the Company's respective rights and obligations. These arrangements between the parties are defined in the Stock Rights and Restrictions Agreement, the Certificate of Designation and a Registration Rights Agreement dated June 30, 1998 (the "Registration Rights Agreement"), between the Company and SLOPI, which are summarized below.

         The SWEPI Acquisition was consummated pursuant to the terms and conditions of a Purchase and Sale Agreement dated effective as of October 1, 1997, between a subsidiary of the Company and SWEPI. The Company paid $42.5 million in cash for the oil and gas property interests acquired in the SWEPI Acquisition, which is subject to adjustment based upon production and expenses between October 1, 1997 and June 30, 1998.

         Stock Rights and Restrictions Agreement

         The Stock Rights and Restrictions Agreement contains terms and provisions that limit SLOPI's and its affiliates' control of the Company while protecting their interests in the context of certain extraordinary transactions by (i) allowing SLOPI to maintain representation on the Company's Board of Directors, (ii) restricting SLOPI's and its affiliates' ability to propose or effect certain business combinations with the Company, (iii) restricting the ability of SLOPI and its affiliates to sell certain portions of their shares of Common Stock and Preferred Stock, subject to certain exceptions designed to permit them to sell such shares over time and to sell such shares in the event of certain business combinations involving the Company, (iv) limiting SLOPI's and its affiliates' discretionary voting rights to 23% of the total voting shares, except with respect to certain extraordinary events and in situations in which the Average Per Share Market Value (as defined below) of the Common Stock has been less than $5.50 per share or the Company is in material breach of its obligations under the agreements governing the LOPI Transaction, (v) permitting SLOPI and its affiliates to purchase additional securities of the Company in order to maintain a 21% beneficial ownership interest of the Common Stock if the Company proposes to issue additional shares of Common Stock or securities convertible into Common Stock, (vi) restricting SLOPI's and its affiliates' ability to purchase additional shares of Common Stock and (vii) allowing SLOPI and its affiliates to receive additional shares of Common Stock or cash in the event they sell shares of Common Stock received upon conversion of the Preferred Stock for less than the conversion price in effect on the date of conversion of such Preferred Stock.

         Directors. The Stock Rights and Restrictions Agreement and the Certificate of Designation together provide that, until the earlier of (i) the termination of the Stock Rights and Restrictions Agreement and (ii) SLOPI and its affiliates beneficially own less than 21% of the outstanding Common Stock, SLOPI may elect at least one member of the Company's Board of Directors and additional members in the event the number of Board seats is increased to ten or more so that SLOPI is able to nominate that number of directors that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors following such election multiplied by 20%. So long as there is at least one director elected by the holders of Preferred Stock serving on the Company's Board of Directors, at least one director elected by the holders of Preferred Stock is required to be a member of the Company's audit committee.

         Business Transactions. Subject to certain limited exceptions, the Stock Rights and Restrictions Agreement prohibits SLOPI and its affiliates from engaging or proposing to engage in any business combination transaction with the Company unless such proposal is made after June 30, 2001 and, on the date such transaction is proposed, there is no Preferred Director or director nominated by SLOPI and its affiliates serving on the Board of Directors.

         Transfer Restrictions. The Stock Rights and Restrictions Agreement generally prohibits SLOPI and its affiliates from selling or otherwise transferring the Shell Shares; provided, however, beginning on June 30, 2000, they may sell an incremental 25% of the Common Stock issued in the LOPI Transaction or upon conversion of the Preferred Stock until June 30, 2003, at which time they may sell 100% of such shares of Common Stock. In addition, beginning on June 30, 2001, SLOPI and its affiliates may sell or transfer an incremental one-third of the shares of Preferred Stock issued in the LOPI Transaction until June 30, 2003, at which time they may sell or transfer 100% of such Preferred Stock. SLOPI and its affiliates, however, may sell their Shell Shares at any time in connection with a tender offer for the Common Stock, subject to a right of first refusal by the Company to purchase such shares at 105% of the tender offer price.

         Limitation on Purchase of Common Stock. Subject to certain limited exceptions, the Stock Rights and Restrictions Agreement prohibits SLOPI and its affiliates from purchasing or acquiring any additional shares of Common Stock (except upon conversion of the Preferred Stock or future share issuances required by the LOPI Agreement or the Stock Rights and Restrictions Agreement) until June 30, 2001.

         Voting Rights. The Stock Rights and Restriction Agreement provides that SLOPI and its affiliates shall be entitled to vote, in their complete discretion and on all matters, such number of its shares of Voting Stock that constitute up to 23% of the then outstanding shares of Voting Stock eligible to be cast for such matter. SLOPI and its affiliates will be required to vote any shares of Voting Stock that are Excess Shares pro rata with the votes of all shares of Voting Stock, other than the Excess Shares, that are actually voted for, against or abstain from voting on the matter. SLOPI's and its affiliates' voting rights will not be limited and they will have discretionary voting rights with respect to all of the Shell Shares in the event
(i) the matter to be voted on involves certain business combination transactions, (i) the matter to be voted on involves a change of control of the Company or (iii) on the date the matter is voted on the average closing price of the Common Stock on the NYSE for the immediately preceding 30 trading days (the "Average Per Share Market Value") is less than $5.50 per share. Except for increased discretionary voting rights, SLOPI is entitled to no additional rights under the Stock Rights and Restrictions Agreement or other documents and agreements executed in connection with the Shell Transactions by virtue of the Average Per Share Market Value of the Common Stock falling below $5.50 per share.

         Shell Purchase Rights. The Stock Rights and Restrictions Agreement provides that, if SLOPI and its affiliates beneficially own shares of Common Stock that after consummation of a proposed transaction by the Company would represent less than 21% of the outstanding shares of Common Stock, the Company shall provide SLOPI and its affiliates the right to purchase shares of Common Stock (or securities exchangeable into Common Stock) such that, following SLOPI's purchase and the consummation of the contemplated transaction, SLOPI and its affiliates would beneficially own 21% of the Common Stock.

         Company Support of Certain Stock Sales. The Stock Rights and Restrictions Agreement provides that if the proceeds received by SLOPI and its affiliates on the sale of Common Stock issued upon conversion of the Preferred Stock is less than approximately $10.52 per share, the Company shall pay in cash an amount equal to, or issue additional shares of Common Stock to SLOPI and its affiliates equal in amount to, the difference between the proceeds received on the sale of such Common Stock and $10.52 per share.

         Certificate of Designation

         The terms of the Preferred Stock are set forth in the Certificate of Designation. The Preferred Stock has an aggregate stated value of $135 million and ranks prior to the Common Stock as to distribution of assets and payment of dividends. The Preferred Stock is entitled to receive, when and as declared by the Board of Directors, a cash dividend at the rate of 4% per annum on the stated value per share; provided, however, dividends shall cease to accrue on an incremental one-third of the shares of Preferred Stock on the third, fourth and fifth anniversaries of the LOPI Transaction so that no dividends will accrue on any shares of Preferred Stock after June 30, 2003. Each share of Preferred Stock is entitled to one vote on matters submitted to the Company's shareholders for their approval. Until the earlier of (i) the termination of the Stock Rights and Restrictions Agreement and (ii) SLOPI and its affiliates beneficially own less than 21% of the outstanding Common Stock, the holders of the Preferred Stock may elect at least one member of the Company's Board of Directors and additional members in the event the number of Board seats is increased to ten or more so that SLOPI is able to nominate that number of directors that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors following such election multiplied by 20%. The Preferred Stock may be converted into Common Stock at any time by the holder thereof. In addition, on or after June 30, 2001, the Closing Date, the Preferred Stock will automatically convert into Common Stock in the event the mean Per Share Market Value (as defined in the Certificate of Designation) exceeds 150% of the conversion price (approximately $10.52 per share) for 75 consecutive trading days.

         Registration Rights Agreement

         The shares of Common Stock issued in the LOPI Transaction and the shares of Common Stock that will be issued upon conversion of the Preferred Stock are restricted stock and are not freely transferable and tradable. Therefore, the Company and SLOPI entered into the Registration Rights Agreement to facilitate the sale or transfer of the shares of Common Stock owned by SLOPI. SLOPI and its affiliates will have the right to require the Company to file a registration statement with the Securities and Exchange Commission on ten separate occasions for the resale of all or a portion of the eligible Common Stock owned by SLOPI. However, the Company will not be obligated to file a requested registration statement in the event that the aggregate number of shares of eligible Common Stock to be included in such requested registration is less than 2 1/2% of the issued and outstanding Common Stock or if the Company reasonably determines that the filing thereof at the time requested, or the offering of the eligible Common Stock pursuant thereto, would materially and adversely affect a pending or proposed offering of securities of the Company or other transaction or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of the Company. In addition, if the Company at any time proposes to file a registration statement relating to a public offering of Common Stock to be sold for cash that would permit the registration of eligible Common Stock held by SLOPI and its affiliates, SLOPI and its affiliates will be entitled to include all or a portion of the eligible Common Stock owned by them in such registration statement and offering unless it is determined that the distribution of such stock would materially adversely affect the distribution of the securities being registered for sale by the Company, in which case SLOPI's participation in such registration will be reduced.

PARTICIPATION INTERESTS

         In the ordinary course of business, the Company offers participation in exploration prospects to industry partners. Terms of each participation vary depending on the risk and economic conditions existing in the oil and gas industry at the time of participation. In addition, in an effort to provide the Company's executive officers and key employees with additional incentive to identify and develop successful exploratory prospects for the Company, the Company has adopted a policy of offering to its principal executive officers and key employees responsible for the identification and development of prospects the right to participate in each of the prospects pursued by the Company. Such participation is required to be on the same terms and conditions as the Company and its outside partners and is currently limited in aggregate to an approximate 8% working interest in any prospect. Other than prospects in the Chocolate Bayou Field, in which Mr. Reeves and Mr. Mayell each have a 3.3% working interest, and other non-productive prospects completed prior to 1994, in which Messrs. Reeves and Mayell each had a working interest of 3.5%, Messrs. Reeves and Mayell have elected to participate in all Company prospects for a 1.5% working interest but are paying an increased percentage of costs equal to other outside participants who participate on the same basis.

         During 1997, both Messrs. Reeves and Mayell, either personally or through wholly-owned or affiliated corporations, participated as working interest owners in properties of the Company as described above. Under the terms of the operating and other agreements relating to the Company's wells and prospects, the Company, as operator, incurs various expenses relating to the prospect or well that are then billed to the working interest owner. During 1997, each of TODD (a company owned by Mr. Reeves) and Sydson (a company owned by Mr. Mayell) were indebted to the Company for expenses paid by the Company in respect of their working interest in various prospects and wells in which the Company acted as operator.

         TODD and Sydson collectively invested approximately $2,315,000 for the year ended December 31, 1997 in oil and natural gas drilling activities for which the Company was the operator. Aggregate amounts due from such entities for such activities were approximately $2,500,000 as of December 31, 1997, which have been reduced by amounts owed to them from the Company. TODD and Sydson each executed a note agreement in favor of the Company, dated December 31, 1997, for $1,510,699 related to certain amounts due, which matures on December 30, 1998 and accrues interest at variable market rates. TODD and Sydson participated under the same terms negotiated with unaffiliated working interest owners.

         The Company believes that the granting of participation interests in the Company's prospects to its employees promotes in them a proprietary interest in the Company's exploration efforts that benefits the Company and its shareholders. To achieve this objective, the Company has entered into agreements with certain executive officers and key employees of the Company and a trust for the benefit of all employees of the Company whereby such persons or trust are granted net profit interests in the oil and natural gas production from certain properties to the extent the Company acquires a mineral interest therein. The net profit interests received are equivalent to overriding royalty interests less a proportionate share of the costs incurred by the Company and its participating working interest owners for landowner royalties, severance and production taxes and normal lease operating expenses, exclusive of drilling well overhead rates and costs associated with the establishment or enhancement of production. The interests to be granted with respect to any property will be proportionately reduced to the extent the interest of the Company and its participating working interest owners is less than 100%. The net profit interests for an individual officer or employee applies to all properties on which the Company expends funds during the employee's employment with the Company for the identification or acquisition of geological, land or engineering data or for the drilling of a well at the discretion of the Company. The net profit interest with respect to a particular well continues following the officer's termination of employment so long as there is not a three-year period following the expiration or termination of the last mineral interest in such property during which the Company does not have a mineral interest therein. During such time as the officer has a net profit interest in a particular well, the agreement provides that the Company will have an exclusive option to acquire leases and other mineral interests therein.

OTHER

         Joe E. Kares, a member of the Executive Compensation Committee, is a partner in the public accounting firm of Kares & Cihlar, which provided the Company and its affiliates with accounting services for the years ended December 31, 1997, 1996 and 1995 and received fees of approximately $27,000, $56,000 and $68,000, respectively. These fees exceeded 5% of the gross revenues of Kares & Cihlar for 1996 and 1995. The Company believes that these fees were equivalent to the fees that would have been paid to similar firms providing its services in arm's length transactions.

         Mr. Messersmith is a partner in the law firm of Fouts & Moore, L.L.P., in Houston, Texas, which periodically provides legal services for the Company. In addition, the Company has Mr.

Messersmith on personal retainer of $8,333.33 per month relating to services provided to the Company personally by Mr. Messersmith.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by the regulations promulgated under Section 16(a) to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1997, through December 31, 1997, all filing requirements applicable to officers, directors and greater than ten-percent shareholders were complied with, except that Mr. Reeves was a month late in reporting a purchase of 7,000 shares of Common Stock and Mr. Kares failed to report a change in beneficial ownership due to the exercise of options to purchase 15,000 shares of Common Stock.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Ernst & Young LLP served as the Company's principal independent accountants for the fiscal year ended December 31, 1997, and has been recommended by the Audit Committee to so serve for the current year. A representative of Ernst & Young LLP will attend the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                                 OTHER BUSINESS

         Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Meeting by others. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                              SHAREHOLDER PROPOSALS

         Any proposal by a shareholder to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than April 30, 1999 in order to be eligible for inclusion in the Company's Proxy Statement and proxy used in connection with such meeting.

                                 By order of the Company's Board of Directors



                                 Joseph A. Reeves, Jr.
                                 Chairman of the Board and
                                  Chief Executive Officer

July 31, 1998

                        THE MERIDIAN RESOURCE CORPORATION

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned shareholder of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held August 28, 1998 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated July 31, 1998.

                         (To Be Signed on REVERSE SIDE)



[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE



                                               WITHHOLD
                      FOR the           authority to vote for
                     following               the nominee
                      nominees               named herein
1.   Election of
     Class II           [ ]                      [ ]
     Directors

     Nominees:  E. L. Henry
                Joe E. Kares
                Gary A. Messersmith

2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Receipt is hereby acknowledged of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 31, 1998, and the Annual Report to Shareholders of the Company for the year ended December 31, 1997.

     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.


SIGNATURE(S)                                        DATE                 , 1998
            ------------------------------------        -----------------

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

                        THE MERIDIAN RESOURCE CORPORATION

                     SHELL LOUISIANA ONSHORE PROPERTIES INC.
                               COMMON STOCK PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned shareholder of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, its true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held August 28, 1998 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated July 31, 1998, as follows: (i) as designated below for shares of Common Stock for which the undersigned has discretionary voting rights as provided in Section 2.5 of the Stock Rights and Restrictions Agreement dated June 30, 1998 (the "Stock Rights and Restrictions Agreement") between the undersigned and the Company and (ii) as required by the terms of the Stock Rights and Restrictions Agreement for shares of Common Stock for which the undersigned does not have discretionary voting rights as provided in Section 2.5 of the Stock Rights and Restrictions Agreement.



[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE



                                               WITHHOLD
                      FOR the            authority to vote for
                     following               the nominee
                      nominees               named herein
1.   Election of
     Class II           [ ]                      [ ]
     Directors

     Nominees:   E. L. Henry
                 Joe E. Kares
                 Gary A. Messersmith

2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Receipt is hereby acknowledged of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 30, 1998, and the Annual Report to Shareholders of the Company for the year ended December 31, 1997.

     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.


SHELL LOUISIANA ONSHORE PROPERTIES INC.



By
  --------------------------------------------
Name:
     -----------------------------------------
Title:                                             DATE                  , 1998
      ----------------------------------------         ------------------

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

                        THE MERIDIAN RESOURCE CORPORATION

                     SHELL LOUISIANA ONSHORE PROPERTIES INC.
                              PREFERRED STOCK PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned holder of the Series A Cumulative Preferred Stock of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, its true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated below, all shares of Preferred Stock, $1.00 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held August 28, 1998 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated July 31, 1998.



[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE



                                               WITHHOLD
                      FOR the            authority to vote for
                     following               the nominee
                      nominees               named herein
1.   Election of
     Class II           [ ]                      [ ]
     Directors

     Nominees:   E. L. Henry
                 Joe E. Kares
                 Gary A. Messersmith

2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.


     Receipt is hereby acknowledged of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 30, 1998, and the Annual Report to Shareholders of the Company for the year ended December 31, 1997.

     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.


SHELL LOUISIANA ONSHORE PROPERTIES INC.



By
  --------------------------------------------
Name:
     -----------------------------------------
Title:                                             DATE                  , 1998
      ----------------------------------------         ------------------

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.